SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2001

DIME COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None

(Former name or former address, if changed since last report)

Items 1 through 6. Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No. Description

99 Text of the prepared script used in the investor conference call held on October 16, 2001, regarding the release of earnings of Dime Community Bancshares, Inc. for the three months ended September 30, 2001

Item 8. Not Applicable.

Item 9. Regulation FD Disclosure.

On October16, 2001, Dime Community Bancshares, Inc. held a telephonic and web-cast conference call with analysts and investors regarding the release of its earnings for the three months ended September 30, 2001. The text of the prepared script used for this conference call is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON

By: ___________________________________________

Kenneth J. Mahon

Executive Vice President and Chief Financial Officer

Dated: October 16, 2001

EXHIBIT INDEX

Exhibit Description

99 Text of the prepared script used in the investor conference call held on October 16, 2001, regarding the release of earnings of Dime Community Bancshares, Inc. for the three months ended September 30, 2001.

EXHIBIT 99

Exhibit 99

DIME COMMUNITY BANCSHARES

FIRST QUARTER CONFERENCE CALL

October 16, 2001

STEPHANIE PRINCE

Thank you and good morning everyone. This morning Dime Community Bancshares reported results for the first quarter ended September 30, 2001. To discuss these results with you today is Vincent Palagiano, Chairman and Chief Executive Officer of Dime.

Any comments made in this call by management, in response to your questions, or as part of their prepared remarks may contain forward-looking information. Such information is subject to risks and uncertainties as described in the Company's press release and in other filings with the SEC.

I'd now like to turn the call over to Vincent Palagiano. Vinny?

VINCENT PALAGIANO

Thank you Stephanie and thank you everyone for joining us this morning to review our first quarter results. I'm joined this morning by Mike Devine, President and Chief Operating Officer, and by our Chief Financial Officer, Ken Mahon.

Before we begin I would like to take a moment to express our sincere condolences to all those directly affected by the national tragedy which occurred on September 11th. I would like to note that although we were not affected monetarily - we were emotionally. Dime Community Bancshares remembers the victims of the attack on our great city. Among them are our friends and business associates. What has been lost is immeasurable and they will not be forgotten.

Throughout these uncertain times, the staff members of Dime Community continue to carry out their responsibilities, skillfully executing our business strategy - multifamily lending and consumer banking.

As one of the leading multifamily apartment lenders in New York, we lend on many of the same buildings in which our customers live. Generations of Dime customers and their families have occupied these buildings. New York City's system of rent guidelines has provided stability to the housing community -- and to the Bank's loan portfolio -- since the 1940's. Last year New York City's vacancy rate was 3.1%, lower than at any time during the past two decades. This reflects itself in the solid credit quality of Dime's loan portfolio. On September 30th, Dime had only $3.5 million of non-performing loans out of a total portfolio of nearly $2.0 billion. Our credit quality continues to be outstanding.

I first want to review some of the highlights of the quarter.

Let me start by telling you that our reported earnings increased 49% to $8.3 million. This compares to $5.6 million in the year-ago quarter. Earnings per diluted share increased 48% to $0.49 compared to $0.33 per diluted share in the year-ago quarter. Our solid results reflect that we remain focused on what we know best - multi-family lending and consumer banking.

Total assets at September 30th increased 8% to $2.8 billion compared to $2.5 billion last year. Loan originations have steadily picked up as the Fed has continued to lower rates. During the quarter ended September 30th, we originated $104 million in total real estate loans, primarily multi-family. This is a 50% increase over the amount we originated in the same quarter last year.

Our success in the retail bank depends on our ability to offer quality service and convenience through advanced service channels and products. Over the past year and continuing into the first quarter, Dime Community has placed increasing emphasis on building market share in the 18 communities where we operate, and the benefits of these marketing and deposit-gathering initiatives are reflected in our financial results.

We continue to record solid deposit growth, once again proving that our ongoing deposit campaign is quite successful. Total deposits increased approximately $88 million during the quarter, to $1.5 billion. This represents a 24% annualized growth rate in deposits.

As a result, deposit volume per branch has increased from $79 million to $84 million. Our branch network is embedded in the New York metropolitan area, which contains an unmatched combination of wealth and population, and within which there remain many opportunities for Dime Community to continue to grow. Along those lines, we are now evaluating a number of communities for possible future branch expansion.

We continue to increase our investments in technology, giving us the ability to offer the same products as much larger banks. For example, today our customers can do business over the Internet at www.dsbwdirect.com. They are able to do balance inquiries, money transfer, and bill paying online and in real-time.

We are proud to offer state-of-the-art banking for our customers through any channel they choose. Last year, we introduced MasterCard's debit card program and to-date we have activated over 19,000 debit cards. We will also install software, by the end of this year, in which all customer information and channel activity will be captured in a data warehouse enabling our staff to cross sell additional products to our customers

As a result of these initiatives, we now serve over 68 thousand households, an increase of almost 9% since last year. Fee income is up 19% since last year.

One of the strengths of our management team is that many of us grew up in the same neighborhoods in which we operate today. It is a proven business strategy that we have executed successfully together for over 30 years. As we look ahead, we will remain focused on our two core businesses, multi-family lending and consumer banking. We continue to see many opportunities to grow our existing franchise by providing additional services to our customer base. We are committed to executing our proven operating strategy and providing our customers with high-quality service.

I'd now like to turn the call over to Kenneth Mahon. Ken?

KENNETH MAHON

Thank you, Vinny.

On July 1st, the Company adopted FASB's new Business Combination Rules. This change added 7 cents to reported earnings per share this quarter. There were no adjustments during the quarter for impairment of goodwill. Without the new rule, reported earnings per diluted share rose by 27%. The Company also generated approximately one million dollars in additional Cash earnings. As a result, Cash earnings for the quarter reached 9.4 million dollars. This equates to an annualized return on tangible equity of about 23% for the quarter.

Net interest margin last quarter increased by 7 basis points to 3.00%; that excludes 482 thousand dollars in prepayment penalties that the Company paid in connection with the prepayment of some high-rate long-term borrowings. Given the current level of long-term rates, the Company took the opportunity to extend some borrowings for periods of 5- and 7-years at average rates of about 5%.

Last quarter, new borrowed funds overall had an average rate of 3.9%.

The cost of deposits also continued to decline last quarter. In June, the Bank's cost of deposits was 4.0%. This has now dropped to 3.7%. At the same time, total deposits have increased by over 88 million dollars.

Deposits now represent 62% of our funding liabilities compared to 56% a year ago.

Deposits and borrowings combined, our cost of funds has dropped by 27 basis points to 4.65%. In light of the current economic outlook and the forecast for interest rates, we expect to see continued margin expansion during the next quarter.

Falling interest rates are also having an impact on the asset side of the balance sheet - but to a lesser degree because the volume of repricing assets is smaller than the volume of repricing deposits and borrowings.

Last quarter, the Bank had $105 million in total loan originations with an average yield of 7.2 percent. On the other hand, loan amortization and prepayments reached 75 million dollars, and had an average yield of 7.8%.

The net result still shows that the loan portfolio grew at an annualized rate of over 6% during the quarter, and by over 12% since last year.

The demand for new loans and refinances continues to hold up well. The drop in interest rates has helped sustain activity in the multifamily market. Mainly we're seeing a continuation of competitive pressure on rates rather than a slowdown in activity. We currently have 122 million dollars in the multifamily loan pipeline at an average rate of 7.1%.

Operating expenses continued to remain low. Our core operating expenses, excluding goodwill, were 1.19% of average assets and rose by only about 8 basis points year-over-year. Dime's efficiency ratio remains unchanged at about 38%.

Credit quality also remains excellent. There was a net increase of 500 thousand dollars in nonperforming assets since June 30th based on the addition of a single nonperforming loan in the Bronx. However, nonperforming assets are now 22 percent below the level of a year ago, and represent only about one-tenth of one percent of total assets. The Company has over 15 million dollars in loan loss reserves, which is about 3/4 of one percent of loans outstanding.

Regarding the fiscal 2nd quarter, we now expect to report earnings of approximately 51 cents per diluted share for the quarter ending December 31st 2001, barring any material change in interest rate or credit conditions. That would be a 16 percent annualized growth rate on a linked-quarter basis, and a 42 percent increase over last year's 2nd quarter.

On that note, I'll return you to Mr. Palagiano for questions. Operator?